Filed Pursuant to Rule 433

Registration No. 333-210983

Issuer Free Writing Prospectus dated November 6, 2017

Relating to Preliminary Prospectus Supplement dated November 6, 2017

APPLE INC.

FINAL PRICING TERM SHEET

1.800% Notes due 2019 (“2019 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,000,000,000
Maturity:	November 13, 2019
Coupon:	1.800%
Price to Public:	99.951%
Interest Payment Dates:	May 13 and November 13, commencing May 13, 2018
Day Count Convention:	30/360
Benchmark Treasury:	1.500% due October 31, 2019
Benchmark Treasury Yield:	1.625%
Spread to Benchmark Treasury:	20 basis points
Yield:	1.825%
Redemption:	Apple Inc. may at its option redeem the 2019 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2019 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2019 Notes being redeemed (exclusive of interest accrued to, but excluding, the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2019 Notes) plus 5 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.
Trade Date:	November 6, 2017
Settlement Date:	November 13, 2017 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.97 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 DH0 / US037833DH03

Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC
Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Academy Securities, Inc. C.L. King & Associates, Inc. Loop Capital Markets LLC Siebert Cisneros Shank & Co., L.L.C.

2.000% Notes due 2020 (“2020 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,000,000,000
Maturity:	November 13, 2020
Coupon:	2.000%
Price to Public:	99.916%
Interest Payment Dates:	May 13 and November 13, commencing May 13, 2018
Day Count Convention:	30/360
Benchmark Treasury:	1.625% due October 15, 2020
Benchmark Treasury Yield:	1.729%
Spread to Benchmark Treasury:	30 basis points
Yield:	2.029%
Redemption:	Apple Inc. may at its option redeem the 2020 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2020 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2020 Notes being redeemed (exclusive of interest accrued to, but excluding, the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2020 Notes) plus 5 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.
Trade Date:	November 6, 2017
Settlement Date:	November 13, 2017 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.97 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 DJ6 / US037833DJ68
Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Academy Securities, Inc. C.L. King & Associates, Inc. Loop Capital Markets LLC Siebert Cisneros Shank & Co., L.L.C.

2.400% Notes due 2023 (“2023 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$750,000,000
Maturity:	January 13, 2023
Coupon:	2.400%
Price to Public:	99.987%
Interest Payment Dates:	January 13 and July 13, commencing July 13, 2018
Day Count Convention:	30/360
Benchmark Treasury:	2.000% due October 31, 2022
Benchmark Treasury Yield:	1.982%
Spread to Benchmark Treasury:	42 basis points
Yield:	2.402%
Redemption:

Prior to December 13, 2022, Apple Inc. may at its option redeem the 2023 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2023 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2023 Notes being redeemed (assuming that such notes matured on December 13, 2022), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2023 Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after December 13, 2022, Apple Inc. may at its option redeem the 2023 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2023 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	November 6, 2017
Settlement Date:	November 13, 2017 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.97 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 DE7 / US037833DE71

Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC
Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Academy Securities, Inc. C.L. King & Associates, Inc. Loop Capital Markets LLC Siebert Cisneros Shank & Co., L.L.C.

2.750% Notes due 2025 (“2025 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,500,000,000
Maturity:	January 13, 2025
Coupon:	2.750%
Price to Public:	99.854%
Interest Payment Dates:	January 13 and July 13, commencing July 13, 2018
Day Count Convention:	30/360
Benchmark Treasury:	2.250% due October 31, 2024
Benchmark Treasury Yield:	2.172%
Spread to Benchmark Treasury:	60 basis points
Yield:	2.772%
Redemption:

Prior to November 13, 2024, Apple Inc. may at its option redeem the 2025 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2025 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Notes being redeemed (assuming that such notes matured on November 13, 2024), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2025 Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after November 13, 2024, Apple Inc. may at its option redeem the 2025 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2025 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	November 6, 2017
Settlement Date:	November 13, 2017 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.97 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 DF4 / US037833DF47

Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC
Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Academy Securities, Inc. C.L. King & Associates, Inc. Loop Capital Markets LLC Siebert Cisneros Shank & Co., L.L.C.

3.000% Notes due 2027 (“2027 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,500,000,000
Maturity:	November 13, 2027
Coupon:	3.000%
Price to Public:	99.709%
Interest Payment Dates:	May 13 and November 13, commencing May 13, 2018
Day Count Convention:	30/360
Benchmark Treasury:	2.250% due August 15, 2027
Benchmark Treasury Yield:	2.314%
Spread to Benchmark Treasury:	72 basis points
Yield:	3.034%
Redemption:

Prior to August 13, 2027, Apple Inc. may at its option redeem the 2027 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2027 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 Notes being redeemed (assuming that such notes matured on August 13, 2027), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2027 Notes) plus 12.5 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after August 13, 2027, Apple Inc. may at its option redeem the 2027 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2027 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	November 6, 2017
Settlement Date:	November 13, 2017 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.97 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 DK3 / US037833DK32

Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC
Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Academy Securities, Inc. C.L. King & Associates, Inc. Loop Capital Markets LLC Siebert Cisneros Shank & Co., L.L.C.

3.750% Notes due 2047 (“2047 Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,250,000,000
Maturity:	November 13, 2047
Coupon:	3.750%
Price to Public:	99.180%
Interest Payment Dates:	May 13 and November 13, commencing May 13, 2018
Day Count Convention:	30/360
Benchmark Treasury:	3.000% due May 15, 2047
Benchmark Treasury Yield:	2.796%
Spread to Benchmark Treasury:	100 basis points
Yield:	3.796%
Redemption:

Prior to May 13, 2047, Apple Inc. may at its option redeem the 2047 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2047 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2047 Notes being redeemed (assuming that such notes matured on May 13, 2047), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2047 Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after May 13, 2047, Apple Inc. may at its option redeem the 2047 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2047 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	November 6, 2017
Settlement Date:	November 13, 2017 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.97 billion after deducting underwriting discounts and Apple’s offering expenses.
CUSIP/ISIN:	037833 DG2 / US037833DG20

Underwriters:
Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC
Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Academy Securities, Inc. C.L. King & Associates, Inc. Loop Capital Markets LLC Siebert Cisneros Shank & Co., L.L.C.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, or by contacting Apple Inc.’s Investor Relations at http://investor.apple.com/contactus.cfm.

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